UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022
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MoneyGram International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2828 N. Harwood Street, 15th Floor, Dallas, Texas 75201
(Address of principal executive offices)

(214) 999-7552
(Registrant’s telephone number, including area code)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MGI	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2022, MoneyGram International, Inc. (the “Company” or “MoneyGram”) announced the appointment of Brian Johnson as Chief Financial Officer, effective September 1, 2022. In this capacity, Mr. Johnson will serve as the Company’s principal financial officer. The Company also announced that Lawrence (“Larry”) Angelilli will transition from Chief Financial Officer of the Company to Executive Vice Chairman, effective September 1, 2022. In addition, Anna Greenwald was named Chief Operating Officer (principal operating officer) of the Company effective immediately.

Mr. Johnson, 41, joined MoneyGram in July 2018 as Head of Corporate financial planning and analysis (“FP&A”) and M&A, and was responsible for overseeing the Company’s corporate FP&A function and M&A activities before being appointed Head of Corporate Finance and Global Treasurer in January 2021, where he oversees all treasury, FP&A, pricing and M&A activity. Prior to joining MoneyGram, Mr. Johnson was a Managing Director at Commerce Street Capital from April 2014 to June 2018 where he advised clients on acquisitions and divestitures. His professional experience also includes tenures with Hudson Advisors/Lone Star Funds and Bear Stearns. Mr. Johnson holds a Bachelor of Science in Mechanical Engineering from Bucknell University and holds the Chartered Financial Analyst and Certified Valuation Analyst designations.

In connection with Mr. Johnson’s appointment, the Human Resources and Nominating Committee (“HRNC”) of the Board of Directors of the Company approved an annualized base salary of $450,000, an annual bonus target under the Company’s Performance Bonus Plan of 80% of base salary and a promotional equity award with a value of $400,000. The promotional equity award will be composed of 50% time-based restricted stock units (“RSUs”), 25% performance stock units (“PSUs”) and 25% in a performance-based cash award. The RSUs will vest in three equal installments on each anniversary of the grant date. The PSUs and performance-based cash award are subject to a one-year performance period. When and if the conditions are satisfied at the end of the one-year performance period, vesting of the PSUs and performance-based cash award are subject only to the passage of time and vest in three equal installments on each anniversary of the grant date. The awards are also subject to the terms of the previously approved forms of award agreements for executive offices approved by the HRNC.

Ms. Greenwald, 44, was appointed Chief Readiness Officer in March 2021 and is responsible for leading the Company’s go-to-market strategy, agent network oversight and engagement and global regulatory exam readiness. She joined MoneyGram in 2011, previously holding positions in the Product, Technology and Operations departments, including serving as the Global Head of Go-to-Market from February 2015 to April 2021. Prior to joining MoneyGram, Ms. Greenwald worked for Boston Scientific, Qumu and other leading technology companies where she led business model transformation, global expansion initiatives, managed merger activities and oversaw compliance remediation efforts. Ms. Greenwald holds a Master of Business Administration from the University of Colorado, a Master of Science from Metropolitan State University, and a Bachelor of Science from Minnesota State University.

In connection with Ms. Greenwald’s appointment, the HRNC approved an annualized base salary of $475,000 and an annual bonus target under the Company’s Performance Bonus Plan of 80% of base salary.

There is no arrangement or understanding between either Mr. Johnson or Ms. Greenwald and any other person pursuant to which Mr. Johnson or Ms. Greenwald were appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Johnson or Ms. Greenwald and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There are no transactions in which Mr. Johnson or Ms. Greenwald has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01.    Regulation FD Disclosure

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated August 4, 2022, is furnished as Exhibit 99.1 to this Form 8-K and incorporated by reference into this Item 7.01.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated August 4, 2022
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.
Date:	August 4, 2022	By:	/s/ ROBERT L. VILLASEÑOR
Robert L. Villaseñor
General Counsel, Corporate Secretary and Chief Administrative Officer